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                     September 25, 2023

       Lyndon Lea
       Chief Executive Officer
       Leo Holdings Corp. II
       Albany Financial Center
       South Ocean Blvd Suite #507
       P.O. Box SP- 63158
       New Providence, Nassau, The Bahamas

                                                        Re: Leo Holdings Corp.
II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed on September
14, 2023
                                                            File No. 001-39865

       Dear Lyndon Lea:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing